PAGE 5                   EXHIBIT 99-1.


                 MOBIL ADOPTS NEW ACCOUNTING STANDARD

FAIRFAX, VA, Dec. 15, 1995 -- Mobil Corporation announced today that it will adopt the Statement of Financial Accounting Standard
(FAS) 121 in the fourth quarter of 1995. The effect of this new standard will be to reduce fourth-quarter 1995 net income by a non-cash, after-tax charge of 487 million.
This change, which must be adopted by the first quarter of 1996, will have no impact on the Corporation's financial strength.
     The new accounting standard, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," requires that long-lived assets with book values that cannot be recovered by estimated future undiscounted cash flows be written down to fair value.
     The non-cash charge relates to the writedown of Mobil's Exploration and Producing unit's producing properties primarily in the United States and Canada. Most of the properties were acquired by Mobil as part of the acquisition of The Superior Oil Company in 1984 when crude oil and natural gas prices were expected to be much higher than current-day prices.

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